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                                                                      EXHIBIT 21

              SUBSIDIARIES OF GEMSTAR INTERNATIONAL GROUP LIMITED

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
                                                              State or Other
                                              Percentage     Jurisdiction of
Name                                         of Ownership     Incorporation
----                                         ------------ ----------------------
E Guide, Inc................................     100%     California

Gemstar (B.V.I.) Limited....................     100%     British Virgin Islands

Gemstar Development Corporation.............     100%     California

Gemstar Development Limited.................     100%     United Kingdom

Gemstar Holdings, Inc. .....................     100%(a)  California

Gemstar Marketing GmbH. ....................     100%     Germany

Gemstar Marketing, Inc. ....................     100%     California

Gemstar Technology, Inc. ...................     100%     California

Index Systems (Canada) Inc..................     100%(b)  Canada

Index Systems Inc. .........................     100%     British Virgin Islands

Laminar Trading Limited.....................     100%(b)  British Virgin Islands

Norpak Corporation..........................      73%(c)  Canada

Pros Technology Limited.....................     100%     Hong Kong

StarSight Telecast, Inc. ...................     100%     California

TDN, Inc....................................      76%(d)  Delaware

VCR Index Systems B.V. .....................     100%     Netherlands

VideoGuide, Inc.............................     100%     Delaware

Wardpark Limited............................     100%     Liberia
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(a) Wholly owned subsidiary of Gemstar Development Corporation
(b) Wholly owned subsidiary of Index Systems Inc.
(c) 73% owned subsidiary of Index Systems (Canada) Inc.
(d) 76% owned subsidiary of Gemstar Marketing, Inc.